Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) made and entered into on February 23, 2023, to be effective as of February 1, 2023 (the “Effective Date”) by and between Pamela Bush, an individual, residing at 13418 Canopy Creek Drive, Tampa, Florida 33625 (“Employee”), and Predictive Oncology Inc., 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121, a Delaware corporation (“Company”), collectively referred to as “the Parties”.

WITNESSETH:

WHEREAS, Employee has been employed as Senior Vice President of the Company since December 1, 2021;

WHEREAS, the Company and Employee are parties to that certain Non-Competition and Employment Agreement dated November 5, 2021 (the “Original Agreement”);

WHEREAS, the Company desires to continue Employee’s services in a new officer role at a significantly higher level of pay and also wishes to continue in effect the reasonable protections for the Company provided in the Original Agreement, including restrictive covenants;

WHEREAS, the Company and Employee now wish to amend and restate the Original Agreement, in its entirety, as set forth in this Agreement, effective as of February 1, 2023; and

WHEREAS, the Company desires to employ Employee as its Chief Business Officer on the terms and conditions hereinafter set forth, and Employee desires to receive the additional compensation provided for with this new position and to be employed by the Company, effective as of February 1, 2023, on such terms and conditions hereinafter set forth, including restrictive covenants.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Employee’s Acknowledgment and Certifications. Employee hereby represents and certifies that Employee is not subject to any other agreement or restrictive covenant that Employee violates by working with the Company. Further, Employee represents that no conflict of interest or breach of Employee’s fiduciary duties will result by working with and performing duties for the Company. Employee further agrees and certifies that Employee will not use or disclose to the Company any confidential, proprietary or trade secret information belonging to another individual or entity which may not properly be used or disclosed by Employee to the Company.

2.                  Employment and Term. The Company hereby employs Employee and Employee hereby accepts continued employment with the Company upon the terms and conditions of this Agreement. Employee’s employment with the Company is at-will. This Agreement does not modify the at-will nature of Employee’s employment nor is it intended to guarantee Employee a specific term of employment with the Company. Either Employee or the Company may terminate the employment relationship at any time, for any lawful reason. Employee agrees to abide by all Company rules, policies, and procedures.

3.                  Duties. Employee shall have the title of Chief Business Officer (“CBO”). Employee will devote Employee’s full working time, attention, loyalty, skills and efforts to diligently perform all the duties, responsibilities, and requirements assigned to Employee while employed by the Company. During employment pursuant to this Agreement, Employee shall not engage in any other employment, self-employment, or independent contract work. The Company and Employee acknowledge that Employee resides in Tampa, FL and will travel on business matters to the Company’s offices and elsewhere at Company expense, as needed, subject to the Company’s Expense Reporting Procedure and policies, as in effect from time to time. Employee’s title, position and duties are at all times subject to change at the Company’s sole discretion.

4.                  Compensation.

a.	Base Salary. Employee will receive an initial annualized base salary of $410,000 (gross, less applicable legally required withholdings and such other deductions as Employee voluntarily authorizes in writing). Employee’s base salary and other compensation will be subject to review and adjustment by the Company at any time, as the Company deems appropriate; provided, that Employee’s base salary will not be reduced without Employee’s consent unless a salary reduction is imposed upon substantially all employees of the Company as part of a general reduction.

b.	Bonus and Incentive Compensation. For each calendar year during the term of this Agreement, beginning on the Effective Date of this Agreement, Employee shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee will award a bonus based on performance of Employee vs. annual MBO/Objectives on a percentage of base salary. Bonus payout will range from 0% to 50% of base salary, or at the Board’s discretion, a higher percentage based on performance. The Compensation Committee will be the evaluator of Employee performance and will make the final decision on the bonus amount. Any bonus payments made under this Section 4(b) shall be paid within 2 1/2 months of the end of the applicable bonus period, provided that Employee was employed by the Company on the last day of the applicable bonus period and is not in breach of this Agreement. For purposes of this Agreement, “Bonus Period” shall be defined as January 1 through December 31 of the applicable calendar year.

Employee will also be eligible to participate in a long-term incentive plan to be adopted and maintained by the Compensation Committee, with the current long-term incentive plan attached to this Agreement as Exhibit A.

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Employee will also be considered for stock option awards in connection with grants to key employees and in other appropriate circumstances.

Each grant of equity awards will be made from the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) or successor plans and governed by agreements setting forth the terms of each such grant. There must be sufficient shares available under the 2012 Plan reserve (or reserve of successor plan) for any of these grants, meaning that some of these grants may be subject to obtaining shareholder approval of an increase to the plan reserve.

The Employee’s rights and obligations regarding stock options, restricted stock, restricted stock units or other equity incentives owned by Employee upon termination of employment shall be determined in accordance with and be governed by the 2012 Plan or other applicable equity plan.

c.	Directors & Officers Insurance. While employed by the Company, Employee shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for Employee’s acts or omissions undertaken during the course and scope of Employee’s employment, and maintain coverage for Employee for at least three (3) years following Employee’s employment.

5.                  Additional Benefits.

a.	Automobile. The Company shall reimburse Employee for deductible automobile mileage according to its Expense Reporting Procedures.

b.	Business Expenses. The Company will reimburse Employee for all reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures. This includes, but is not limited to, such expenses as computer and necessary software, cell phones and business meetings.

c.	PTO. Employee shall be entitled to 33 days of paid time off (“PTO”) per each calendar year earned ratably over each calendar year, to be taken at such times as Employee and the Company shall determine and provided that no PTO time shall unreasonably interfere with the duties required to be rendered by Employee hereunder. Any PTO not taken by Employee during any calendar year may be carried forward into the succeeding calendar year. However, Employee may only accrue PTO up to a maximum of 80 hours. Once Employee reaches the 80-hour maximum accrual amount, she will not accrue any additional PTO time until additional PTO is used, bringing Employee below the maximum accrual amount, at which time she will begin accruing PTO again. Accrued but unused PTO will be paid out to Employee at the time of termination of employment.

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d.	Benefits. Employee will be eligible to participate in other benefits programs generally available to executive officers of the Company specifically including health and dental insurance, short-term and long-term disability insurance, life insurance and the 401(k) plan, with a 4% Company matching program for the 401(k) plan.

6.                  Non-Competition. Employee agrees that while employed by the Company and for a period of twelve (12) months after the date Employee’s employment with the Company terminates, regardless of the reason for termination, Employee will not, without the prior written consent of the Company, directly or indirectly, as an employee, owner, consultant or in any other capacity whatsoever, for Employee’s own behalf or on behalf of any other person or entity, anywhere in the United States of America:

a.	Prohibition on Competition. Engage in or render services, directly or indirectly, to any person or organization engaged in or about to become engaged in the development, production, marketing or selling of any product, process or service in existence or under development which is similar to or competes with a product, process or service of the Company; or

b.	Non-Solicitation. (i) Solicit, contact, sell to, provide services to, or attempt to divert, take away or induce clients or prospective clients of the Company with whom Employee worked, solicited, marketed, or obtained confidential information about during Employee’s employment with the Company, regarding services or products that are competitive with any of the Company’s services or products; or (ii) solicit, divert, take away or induce any employee or independent contractor of the Company to leave the employ or service of the Company.

The Company and Employee agree that the Company is providing Employee with adequate and valuable consideration to compensate Employee for the reasonable restrictions on Employee’s post-employment competitive activities contained within this Agreement. Employee hereby acknowledges that Employee’s continued employment with the Company, and the increased compensation and benefits associated with that, and access to certain of the Company’s proprietary information and goodwill, constitute adequate and sufficient consideration for the restrictive covenants in this Agreement.

If any of the above restrictions are deemed by a court of competent jurisdiction to be unreasonable in duration or in geographical scope, it will be considered modified and valid for such duration and geographical scope as the court determines to be reasonable under the circumstances. The duration of the above restrictions will be extended beyond the twelve (12) month period for a period equal to the duration of any breach or default of such covenant by Employee. Upon terminating employment with the Company (for whatever reason), Employee has an affirmative obligation to inform any prospective employer and/or actual employer, of Employee’s post-employment obligations contained within this Agreement including Employee’s non-competition and non-solicitation obligations.

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7.                  Intellectual Property. Employee agrees that all rights, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any “Intellectual Property,” defined to include, but not be limited to, any patent rights, trademarks, copyrights, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his/her services to the Company (both before the execution of this Agreement and thereafter) shall, as between the Parties, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds there from. Employee agrees to assign, and hereby expressly and irrevocably assigns, to the Company all worldwide rights, title and interest, in perpetuity, in respect of any and all rights Employee may have or acquire in the Intellectual Property. The assignment of the rights as above shall not lapse if the Company has not exercised its rights under the assignment for any period of time or in any jurisdiction or territory. Pursuant to Section 181.78 of the Minnesota Statutes, the preceding sentence does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company. To the extent any of the rights, title, and interest in and to the Intellectual Property cannot be assigned to the Company (and to the extent any of Employee’s retained rights under Section 181.78 were incorporated by Employee (directly or indirectly) in any of the Company’s past, current or future products or services), Employee hereby grants to the Company an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicense) to such non-assignable (or non-assigned) rights. To the extent any rights, title and interest in and to Intellectual Property rights can be neither assigned nor so licensed by Employee to the Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company, any of the Company’s successors in interest, and the customers and licensees of either. Further, Employee agrees to waive, and hereby waives, any “moral rights” Employee may have or may obtain in the Intellectual Property. Employee further agrees to assist the Company in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property in any and all countries, and to that end Employee will execute all documents for use in applying for, obtaining and perfecting such rights and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Employee appoints the Company as its attorney in fact to execute any documents necessary to achieve such results. To the maximum extent possible, the Company shall be shown in all documentation as the owner of all rights in the Intellectual Property.

8.                  Nondisclosure of Confidential Information. Employee shall keep confidential and not disclose to anyone or use, either during or after Employee’s employment with the Company, any Confidential Information of the Company, except as required by Employee’s employment with the Company or as expressly authorized in writing by the Company. For the purposes of this Agreement, “Confidential Information” is any and all sensitive, confidential, proprietary and trade secret information concerning or relating to the Company and its direct and indirect parents, subsidiaries and/or affiliated organizations, including any information or compilation of information which derives independent economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Examples of Confidential Information not to be disclosed or used except as expressly permitted by the Company include, but are not limited to, the following:

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a.	All patterns, compilations, programs, know how; designs, processes or formulae; software; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to the Company’s products, services, systems or business;

b.	Confidential information acquired or compiled by the Company concerning actual or prospective clients/customers, suppliers and business partners, including their identities (if not generally known to or readily ascertainable by other persons working in the biopharma industry), financial information concerning their actual or prospective business operations, identity and quantity of services and/or products provided by the Company, and any unpublished written materials furnished by or about them to the Company; and

c.	Information concerning the Company’s ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans.

Employee acknowledges that the Company shall at all times be and remain the owner of all Confidential Information disclosed to/acquired by Employee during Employee’s employment with the Company, and Employee acknowledges that Employee may use the Confidential Information only for the limited purposes for which it was disclosed under this Agreement. Employee shall use his/her best efforts to preserve the confidentiality of such Confidential Information which he/she knows or reasonably should know the Company deems to be Confidential Information. Employee agrees that he/she will not knowingly use, disclose or permit the use or disclosure of the Company’s Confidential Information in any manner which may injure the Company’s business, impair its investments and goodwill, and/or adversely impact the Company’s relationships with its actual or potential customers and suppliers. The obligations of this Section shall continue in full force and effect after the termination of this Agreement and the termination of Employee’s employment with the Company.

9.                  Use, Removal, and Return of the Company’s Property. Employee shall not use, duplicate, disseminate or remove from the Company’s premises any information contained in any records, documents, data, or other tangible items of the Company in original, duplicate or copied form, except as needed in the ordinary course of performing his/her employment duties for and subject to the approval by the Company. Employee shall immediately deliver to the Company, upon termination of Employee’s employment with the Company, or at any other time upon the Company’s request, any records, documents, data, and other tangible items in Employee’s possession or control belonging to or relating to the products, services, systems or business of the Company. Employee will not retain any copies or reproductions of records, documents, data or other tangible items of the Company or any of its direct or indirect parent, subsidiary or affiliated organizations.

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10.              Termination by Company for Cause. The Company may terminate Employee’s employment for “Cause” at any time, without notice. For purposes of this Agreement, the term “Cause” shall mean any of the following:

a.	Employee engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board of Directors, if such conduct is not cured within thirty (30) calendar days after the Company sends notice to the Employee of the alleged Cause;

b.	Employee embezzles or misappropriates assets of the Company or any of its subsidiaries;

c.	Employee’s violation of Employee’s obligations in this Agreement, if such conduct is not cured within thirty (30) calendar days after the Company sends written notice to the Employee of the alleged Cause;

d.	Breach of any agreement between Employee and the Company or to which the Company and Employee are parties, or a breach by Employee of a fiduciary duty or responsibility to the Company;

e.	The commission by Employee of fraud or other willful conduct that adversely affects the business or reputation of the Company, as determined in the Company’s sole discretion; or,

f.	The Company has a reasonable belief Employee engaged in some form of harassment or other improper conduct prohibited by the Company policy or the law.

In the event of a termination for Cause, Employee shall only be entitled to receive payment of base salary, in effect at the time of termination, through Employee’s last date of employment and accrued, unused paid time off. Employee will not be entitled to any other payments, salary or bonus. Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement. The Employee’s rights and obligations regarding stock options, restricted stock or other equity incentives owned by Employee shall be determined in accordance with and be governed by the 2012 Plan or other applicable equity plan.

11.              Termination by the Company without Cause. The Company may terminate Employee’s employment without Cause at any time, for any reason, without notice. In the event Employee’s employment is terminated by the Company without Cause, Employee shall be entitled to receive payment of base salary, in effect at the time of termination, through Employee’s last date of employment and accrued, unused paid time off. In addition, Employee shall be entitled to receive from the Company (a) severance pay in an amount equal to twelve (12) months of Employee’s base salary then in effect at the time of termination, less applicable taxes and withholdings; and (b) bonus payment on a pro-rata basis through the date of Employee’s termination. The severance pay and bonus payment provided in the preceding sentence is conditioned upon Employee’s execution of a full and final waiver of all claims against the Company, and not rescinding or revoking (to the extent permitted under such release) Employee’s release, in a form acceptable to the Company. The severance pay and bonus payment will be paid to Employee in equal bimonthly installments over a period of twelve (12) months (or 24 pay periods), with the first payment on the first payday following Employee’s execution of the release and the expiration of any rescission and revocation periods provided in the release and subsequent payments on subsequent paydays.

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12.              Termination by Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall include (i) a material diminution in Employee’s position, base salary, or responsibilities; or (ii) the Company’s notice to Employee that his or her position will be relocated to an office which is greater than 100 miles from Employee’s prior office location. In all cases of Good Reason, Employee must have given notice to the Company that an alleged Good Reason event has occurred and the circumstance must remain uncorrected by the Company after the expiration of thirty (30) days after receipt by the Company of such notice. If Employee terminates his or her employment for Good Reason, Employee shall be entitled to receive from the Company payment of base salary, in effect at the time of termination, through Employee’s last date of employment and accrued, unused paid time off. In addition, Employee shall be entitled to (a) severance pay in an amount equal to twelve (12) months of Employee’s base salary then in effect at the time of termination, less applicable taxes and withholdings; and (b) bonus payment on a pro-rata basis through the date of Employee’s termination. The severance pay and bonus payment provided in the preceding sentence is conditioned upon Employee’s execution of a full and final waiver of all claims against the Company, and not rescinding or revoking (to the extent permitted under such release) Employee’s release, in a form acceptable to the Company. The severance pay and bonus payment will be paid to the Employee in equal bimonthly installments over a period of twelve (12) months (or 24 pay periods) with the first payment on the first payday following Employee’s execution of the release and the expiration of any rescission and revocation periods provided in the release and subsequent payments on subsequent paydays.

13.              Termination by Employee without Good Reason. If Employee terminates her employment with the Company without Good Reason, Employee is only entitled to her base salary, then in effect at the time of termination, through Employee’s last day of employment and accrued, unused paid time off. Employee will not be entitled to any other payments, salary, or bonus.

14.              Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The venue for any action relating to this Agreement shall be the federal or state courts located in Dakota County, Minnesota, to which venue each party hereby submits.

15.              Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mail for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following addresses:

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Company:	Predictive Oncology Inc.
Attention: Bob Myers, CFO
2915 Commers Drive
Suite 900
Eagan, Minnesota 55121

Employee:	Pamela Bush
13418 Canopy Creek Drive
Tampa, Florida 33625
pbush@predictive-oncology.com

Addresses may be changed by written notice given pursuant to this Section; however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

16.              Other Agreements. This Agreement contains the entire agreement between the Parties with respect to the subject matters hereof and supersedes at the effective date hereof any and all other understandings or agreements, written or oral, related to Employee’s employment.

17.              Modification and Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. Any modification of this Agreement must be in writing and signed by both parties.

18.              Scope of Remedies. In the event Employee breaches the covenants contained in this Agreement, Employee recognizes that irreparable injury will result to the Company, that the Company’s traditional remedies at law for damages will be inadequate, and that the Company shall be entitled to injunctive relief ordered by a judicial court of competent jurisdiction to restrain the continuing breach by Employee, Employee’s partners, agents, or employees, or any other persons or entities acting for or with Employee. The Company shall further be entitled to seek remedies in a judicial court of competent jurisdiction for damages, reasonable attorney’s fees, and all other costs and expenses incurred in connection with the enforcement of this Agreement, in addition to any other rights and remedies which the Company may have at law or in equity.

19.              Binding Effect, Assigns, Successors, Etc. The benefits and obligations of this Agreement shall inure to the successors and assigns of the Company, to any person or entity which purchases substantially all of the assets of the Company, and to any subsidiary, affiliated corporation, or operating division of the Company. This Agreement is not assignable by Employee.

20.              Savings Clause. If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

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21.              Headings. The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

22.              Survival. The restrictions on Employee’s post-employment activities (including Employee's confidentiality obligations and restrictive covenants), and those sections of this Agreement that pertain to interpretation and enforcement of such restrictions, will survive the termination of this Agreement and/or Employee’s employment and will remain in full force and effect.

23.              Execution and Delivery. This Agreement may be executed in counterparts. which taken together shall constitute one agreement binding on all the Parties. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

PREDICTIVE ONCOLOGY INC.

By: /s/ Bob Myers

Title: CFO

EMPLOYEE

/s/ Pamela Bush

Pamela Bush

The rest of this page is intentionally blank.

Exhibit A follows on the next page.

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EXHIBIT A TO EMPLOYMENT AGREEMENT

Long Term Incentive Plan: Employee will be granted an equity incentive award in the form of restricted stock units (RSUs), structured to reward performance and result in officer retention. The Long-Term Incentive Plan (“LTIP”) award will vest after approximately three years (as provided below) subject to continued employment, with the amount that vests to be based on two or more measures of employment performance, including shareholder return (increase in common stock price and accomplishment of profit budgets), as further described below:

1.	Employee will be granted 150,000 RSUs (target) on the date of the Agreement (or a soon as practicable thereafter), or such later time as shareholder approval is obtained, if necessary, as described below.

2.	The RSU award will consist of three equal tranches, corresponding to the three years in the performance period. The RSUs will vest on January 1, 2026, with the level of vesting of each tranche based on (1) the level of achievement of performance goals for the corresponding fiscal year (see below) and (2) continued employment of the executive through January 1, 2026. For each tranche, the RSUs will vest at the 100% level for performance at the target level; 50% for performance at the threshold level (with no vesting below the threshold level); and 150% for maximum performance (in other words, for maximum performance on both performance components in a fiscal year, the payout for that year would be 150% of the number of RSUs (target) in the corresponding tranche). The level of vesting for each component will be prorated between the threshold level and the target level, and between the target level and the maximum level, as applicable. To the extent vested, the awards will be paid out in shares of common stock on or before March 15, 2026, following the determination of the Company’s earnings per share in 2025.

The LTIP will be governed by an RSU agreement and the RSUs will be granted from the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) or successor plans. There must be sufficient shares available under the plan reserve for the grant, meaning that the grant may be subject to obtaining shareholder approval of an increase to the plan reserve. If shareholder approval is necessary for the RSU award described above and is not obtained prior to expiration of the performance period, the Company may grant a cash award of equivalent value.

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